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[GATX LOGO]                                                     NEWS RELEASE

FOR RELEASE:  IMMEDIATELY

GATX CORPORATION TO SELL INFORMATION TECHNOLOGY LEASING ASSETS

         CHICAGO, April 15 - GATX Corporation (NYSE:GMT) today announced that it has agreed to sell substantially all the assets and related non-recourse debt of its information technology (IT) leasing business, GATX Technology Services, to CIT Group Inc. The transaction is expected to close by July 31, 2004. Terms of the transaction were not disclosed.

         The GATX Technology assets being sold are expected to be approximately $520 million, 7% of GATX's total assets. GATX currently expects cash proceeds from the sale, net of non-recourse debt, to be in the range of $200 million.

         Ronald H. Zech, president and CEO of GATX Corporation, stated, "In recent years, we have increasingly focused on our two largest businesses, railcar and aircraft leasing, which comprise nearly 80% of our assets. Based on what we believe will be growing and attractive investment opportunities in these markets, we concluded that a sale of our IT leasing assets is the right strategy for GATX and its shareholders.

         "GATX Technology is a solid business with bright prospects and a quality customer base. However, IT leasing is most valuable to an organization that can use it to complement an array of corporate finance products, including mid- and small-ticket leases. This sale will enable us to capture that value for our shareholders, while also strengthening our focus around our franchise rail and air businesses."

         GATX Corporation was advised by JPMorgan on this transaction.

COMPANY DESCRIPTION

         GATX Corporation (NYSE:GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering and capital to serve customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft leasing.

FOR FURTHER INFORMATION CONTACT:

Robert C. Lyons             Rhonda S. Johnson
GATX Corporation            GATX Corporation
312-621-6633                415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.